EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KSTA HOLDINGS, INC.

KSTA Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

By unanimous consent of the Board of Directors of the Corporation, resolutions were duly adopted, pursuant to Sections 141 and 242 of the Delaware General Corporation Law setting forth amendments to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The resolutions setting forth the amendments are as follows:

RESOLVED:	That the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting in its entirety the Article thereof numbered “1.” and replacing said Article with the following new Article 1:

“1. The name of this Corporation is Stanadyne Holdings, Inc.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by Gordon H. Woodward, its President, this 14th day of December, 2004.

/s/ Gordon H. Woodward
Gordon H. Woodward
President